Exhibit 99.1

Press Release For immediate release

Invesco Real Estate Income Trust Inc. Acquires Two Self-Storage Portfolios Contact: Jamie Braverman, jamie.braverman@invesco.com, 212-278-9630

DALLAS, July 7, 2022 – Invesco Real Estate Income Trust Inc. (“INREIT”), an institutionally managed, public non-listed REIT, announced today two self-storage portfolio acquisitions consisting of five properties located in Bend, Oregon and Clarksville, Tennessee. The combined purchase price was $42 million, bringing INREIT’s self-storage portfolio to over $128 million.

“Self-storage continues to be a strategic sector for INREIT given the ability to increase cash flow relatively quickly,” said R. Scott Dennis, President and Chief Executive Officer for INREIT. “These properties exhibit strong demand and are well-located in their respective markets. We look forward to providing quality self-storage solutions for the growing populations in Bend and Clarksville.”

Bend Self-Storage Portfolio

INREIT acquired two single-story, drive-up self-storage properties located within a mile of each other in Bend, Oregon, totaling 62,805 square feet across 674 units. Both properties benefit from the greater Bend’s strong population and income demographics.

•	20230 Powers Road is a 49,523 square foot, 550-unit property located in a commercial district. The facility is 98.7% occupied.

•	345 Cleveland Avenue is a 13,282 square foot, 124-unit facility located in the commercial district and in close proximity to a multifamily complex. The facility is 100% occupied.

Clarksville Self-Storage Portfolio

INREIT acquired three single-story, drive-up self-storage properties totaling 204,425 square feet across 1,347 units, which should benefit from strong population growth over the next five years.

•	1280 Parkway Place is a 67,350 square foot, 505-unit facility located in a residential area with a strong military presence. The facility is 95.6% occupied.

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4351 Guthrie Highway is an 80,275 square foot, 471-unit facility located close to the Kentucky border, benefitting from close proximity to recently built Google and LG facilities. The facility is 96.6% occupied.

•	117 Old Excell Road is a 56,800 square foot, 371-unit facility located near new residential developments with strong military presence. The facility is 97.8% occupied.

These investments mark the fourth and fifth self-storage transactions for INREIT, which continues to scale in the sector across growth markets nationally.

For more information about this investment and other INREIT properties, please visit https://www.invesco.com/inreit/investments.

About INREIT

Invesco Real Estate Income Trust Inc. (“INREIT”) is an institutionally managed, public non-listed, monthly NAV REIT investing in a diversified portfolio of high quality, income producing properties located throughout the United States. Its thematic approach to investing focuses on where people consume, live, innovate and connect. INREIT seeks to invest in properties with resilient income and appreciation potential. INREIT expects to diversify its portfolio over time, including on a global basis. INREIT is managed by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. and the registered investment adviser for Invesco Real Estate, the real estate investment center of Invesco Ltd. For more information about INREIT, please visit www.inreit.com.

About Invesco Real Estate

Invesco Real Estate is a global leader in the real estate investment management business with $92.0 billion in real estate assets under management, 592 employees and 21 regional offices across the U.S., Europe and Asia (as of March 31, 2022). Invesco Real Estate was established in 1983 and today invests across the risk return spectrum, from core to opportunistic; in equity and debt; listed and direct; locally and globally. Invesco Real Estate is a business name of Invesco Advisers, Inc., an indirect, wholly owned subsidiary of Invesco Ltd. Invesco Ltd. is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; http://www.invesco.com.